Exhibit 99(3)

                     [CANARGO ENERGY CORPORATION LETTERHEAD]

                FOR IMMEDIATE RELEASE IN NORTH AMERICA AND EUROPE

   July 26, 2000 - CanArgo secures primary listing on the Oslo Stock Exchange

Calgary,  Alberta,  Oslo, Norway-- CanArgo Energy Corporation (OTCBB: GUSH, OSE:
CNR) is pleased to announce it has received approval for a primary listing of its common shares on the Oslo Stock Exchange ("OSE").

CanArgo's common shares will trade on the OSE under its existing symbol "CNR." These shares will continue to be quoted on the OTC Bulletin Board under the symbol "GUSH."

In light of CanArgo's recent $16 million private placement, it is anticipated that this primary listing will result in a significantly higher profile for the Company in the investment community in Europe, and in particular in Norway.

Dr David Robson, Chairman and CEO of CanArgo commented: " With our growing institutional and retail following in Norway, a primary listing on the OSE was a logical choice for CanArgo. We believe that a primary listing on the OSE along with a quote on the OTC Bulletin Board provides our investors with liquidity and CanArgo with access to capital markets appropriate for its present stage of development."

The Oslo Stock Exchange established in 1819 is the sole public market in Norway. There are currently 217 companies listed on the OSE, with 195 domestic and 22 international issuers.

CanArgo Energy Corporation is an independent oil and gas exploration and production company operating in Eastern Europe. CanArgo's principal oil and gas operations are located in the republic of Georgia. The Company's activities at its primary field in Georgia, the Ninotsminda field, are conducted through its wholly owned subsidiary, Ninotsminda Oil Company Limited. In addition, the Company has interests in several other oil and gas prospects and in refining, marketing, independent power production and oilfield technology activities.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company's business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results anticipated herein will be attained.

For  further  information,  contact:

North  America                      Norway
Tel:  +403.777.1185                 Eric  Cameron,  Gambit
Toll  Free  1-888-777-7974          Tel  :  +47.22.04.82.00
E-mail  :  info@canargo.com         Fax  :  +47.22.04.82.01
web:  www.canargo.com